SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




                        Date of Report:  January 25, 1994




                          EASTERN UTILITIES ASSOCIATES
             (Exact name of registrant as specified in this charter)


          Massachusetts               1-5366          04-1271872
(State or other jurisdiction of    (Commission    (I.R.S.  Employer
incorporation or organization)     File Number)   Identification No.)


One Liberty Square, Boston, Massachusetts                02109
(Address of principal executive offices)               (Zip Code)





 Item 5.   Other Events.

     (a) Eastern Utilities Associates' ("EUA") indirect subsidiary, Montaup Electric Company ("Montaup"), today announced that generating unit #5 at its Somerset Station has been placed in deactivated reserve.

     This 69 mw generating unit is 42 years old. It has been out of service for the past 5 months because of mechanical problems. During this period of time an assessment of the cost and feasibility of repairing and refurbishing the unit to meet reliability standards and Clean Air Act requirements has been conducted. The study concluded that it was not economic to repair this unit. Montaup's power supply remains sufficient to meet its commitments. It is envisioned that new replacement capacity will not be needed until the year 2000.

     Deactivating may result in the loss of jobs for about 30 of the 140 employees at the Somerset Station. Donald G. Pardus, Chairman of Montaup, in a meeting with the employee representatives today, pledged Company efforts to minimize the impact on employees. Alternatives to layoffs are being investigated to reduce the number of employees affected.

     (b) By complaint dated December 17, 1992, Montaup commenced a declaratory judgment action in which it sought to have the Massachusetts Superior Court determine its rights under the Power Purchase Agreement between it and the defendant Aquidneck Power Limited Partnership ("Aquidneck"). Montaup sought a declaration that the Power Purchase Agreement was binding on the parties according to its terms. The defendant had asserted, in effect, that Montaup had either an express or implied obligation to negotiate new terms and conditions to the Power Purchase Agreement. Specifically, the defendants sought to amend, through negotiations, certain milestone events to which they were bound in the Power Purchase Agreement as written. The first milestone event required the defendant to provide Montaup with written documentation that it had title to, or lease of a certain site in Rhode Island, and that it do so no later than January 1, 1993. Aquidneck failed to meet the milestone. Accordingly, on January 5, 1993, Montaup exercised its rights to terminate the Power Purchase Agreement effective immediately.

     By counterclaim dated January 11, 1994, Aquidneck claimed certain breaches of the Power Purchase Agreement, including an alleged failure on the part of Montaup to renegotiate the terms and conditions of the Power Purchase Agreement relating to the first milestone event.

     By motion to implead third parties dated January 20, 1994, the defendant seeks to join EUA and EUA's subsidiary, EUA Service Corporation, as parties necessary for the just adjudication of the subject controversy. In its counterclaim, Aquidneck alleges that EUA and EUA Service Corporation conspired to void the obligations of Montaup under the Power Purchase Agreement. In addition, Aquidneck alleges that Montaup and/or the other parties sought to be joined did not comply with the provisions of the Power Purchase Agreement by failing to adequately and promptly assist the defendant in certain permitting activities.

     Aquidneck apparently claims $11,000,000 of damages on the theory that EUA can "avoid an approximately an eleven million dollar ($11,000,000) obligation to purchase capacity and power which it does not currently need." Because Aquidneck alleges that the actions of Montaup, EUA and EUA Service Corporation constitute a violation of Massachusetts General Laws, Chapter 93A, section 1 et seq. and that, the actions complained of in the counterclaim were undertaken willfully and knowingly, Aquidneck seeks treble damages and attorney's fees.

     Montaup, EUA and EUA Service Corporation intend to vigorously defend the counterclaim. As asserted in its complaint for declaratory judgement, Montaup claims that the documents in question, including the Power Purchase Agreement, are unambiguous and that the parties are entitled to performance according to their terms. Montaup asserts that it was entitled to terminate the Power Purchase Agreement. In any event, Montaup believes that the defendants apparent damage theory has no basis in law.

                                   SIGNATURE


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   EASTERN UTILITIES ASSOCIATES
                                            (Registrant)


                                   By:  /s/ John R. Stevens
                                        John R. Stevens,
                                        President



Date:  January 25, 1994